(d)(9)(iii)

September 14, 2012

ING Investment Management Asia Pacific (Hong Kong) Limited

38th Floor, One International Finance Centre

1 Harbour View Street, Central

Hong Kong

Dear Sir or Madam:

On Thursday, September 6, 2012, the Board of Trustees (the “Board”) of ING Mutual Funds voted to replace ING Investment Management Asia Pacific (Hong Kong) Limited (“IIM Asia Pacific”) as sub-adviser to ING Greater China Fund (the “Fund”) and to terminate the Sub-Advisory Agreement (the “Agreement”) with IIM Asia Pacific in accordance with Section 17 of the Agreement, effective at the close of business on November 14, 2012.

In the interim, we will be contacting you to facilitate a smooth transition.  I know we can count on your cooperation in this regard.

Finally, we want to thank you for your support throughout this process and dedication to the Fund.

Very truly yours,

/s/ Todd Modic

Todd Modic
Senior Vice President
ING Mutual Funds

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Mutual Funds